Filed Pursuant to Rule 433 Registration Statement No. 333-167979 July 19, 2010 Superconductor Technologies Inc. NASDAQ CM: SCON

(c)2010 Superconductor Technologies Inc. All Rights Reserved. 2 Registration Statement: The issuer has filed a registration statement (including a prospectus: SEC File No. 333-167979) with the Securities and Exchange Commission or the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-847-5901 or by emailing SCON@mdb.com. Forward Looking Statements: Certain information in this document contains forward-looking statements within the meaning of applicable securities laws. You can find many (but not all) of these statements by looking for words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "would," "should," "could," "may," "will" or other similar expressions in this document. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; local, regional, national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession; political instability, acts of war or terrorism, or natural disasters; continued volatility in the credit and equity markets and the resulting effect on the general economy; and our success at managing the risks involved in the foregoing items. The forward-looking statements are based upon management's beliefs and assumptions as of the date of this document. We undertake no obligation to publicly update or revise any forward-looking statements included in this document or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws. Readers of this document should consider all risks and uncertainties disclosed in the prospectus referenced above under the heading "Registration Statement" and other our other filings with the SEC, described in the prospectus under the heading "Where You Can Find More Information," all of which are accessible on the SEC's website at www.sec.gov.

Leveraging Intellectual Property and Manufacturing Expertise for 2G HTS Wire Leverage extensive Intellectual Property (IP) portfolio and manufacturing expertise to develop Second Generation (2G) High Temperature Superconducting (HTS) Wire for large emerging markets: Wind Turbines, Industrial Motors and Generators, Smart Grid, High Power Transmission Cables (c)2010 Superconductor Technologies Inc. All Rights Reserved. 3 1986 1996 1998 1998 2009 Discovery of High Temperature Superconducting (HTS) Superconductor Technologies Inc. (STI) Incorporated, HQ: Santa Barbara, California HTS Thin Films for Electronics World leader in Reactive Coevaporation - Cyclic Deposition and Reaction (RCE-CDR) HTS deposition technology SuperLink(r) Product Launch Over $150M in HTS product sales to date with over 6,000 systems deployed with Verizon and AT&T HTS Manufacturing Ecosystem Cost competitive HTS and cryogenics in full scale manufacturing production 2G HTS Wire - Emerging HTS Power Applications STI is focused on attractive markets for HTS technology

IP Roadmap



Primary Materials
Design & Manufacturing
Products
Markets
Sources
Methods
Apparata
Products
Current Markets
Materials
Rare Earth Metals
Barium
Copper
Substrates
Wafers
Alloy Tapes
Cryo
Cooler Design
Cryopackage Design
Cryo
Cooler Production
Vacuum Bakeout
Multiple Markets
Sapphire Cryocoolers
Multiple Markets
Multiple Market Applications Supported with Cryocoolers
RF Components
RF Design Process
RF Components
LNA & Trans. RF Designs
RF Wireless
SuperPlex
AmpLink
SuperLink
RF Wireless
Wireless Infrastructure Base Station
HTS Thin Film
HTS Filter Process
HTS Deposition
Wafer Finishing
Filter Tuning
HTS Thin Film
HTS Filter Designs
Wafer RCE-CDR
Wafer Finishing Equipment
Laser Tool
2G HTS Wire
Methods
Apparata
Future Products
Future Markets
HTS Wire
Substrate Texturing
REBCO Deposition/ Pinning
Tape Finishing
HTS Wire
SDP
IBAD
Tape RCE-CDR
Tape Finishing Equipment
2G HTS Wire
High Current
High Current in Field
High Field
Energy
Transmission Cable
Wind Turbine
Smart Grid Development
Industrial
Motors
Generators
Pumps
Healthcare
MRI
Coolers

Capturing market potential with technology leadership

» Existing IP used as a foundation for the development of new IP specialization in 2G HTS Wire technology

Future markets represent significant potential revenue

» Existing and developing IP can position STI to enter large emerging markets for 2G HTS Wire

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©2010 Superconductor Technologies Inc. All Rights Reserved.

STI SUPERCONDUCTOR TECHNOLOGIES INC.

Benefits of HTS high power transmission cables: Reduced right of way requirements Reduced construction costs in urban areas by utilizing existing duct structures Current barriers to commercial success: Cost of cable dependent on the cost of 2G HTS wire and cooling High current capacity requirement make poor performing (low current capacity) 2G wire uneconomical Cost targets for 2G HTS wire are not expected to be met Cooling systems are unreliable and need periodic maintenance (c)2010 Superconductor Technologies Inc. All Rights Reserved. 5 5 HTS Power Cable Cost: 2G HTS wire represents a large portion of the overall cable cost United States Department of Energy (DOE) Vision for 2G HTS Wire - High Power Transmission Cable

The Benefit of Megawatt Class Superconducting Rotating Machines

Superconducting turbines and other HTS rotating machines appear to have the largest future potential for 2G HTS wire

HTS more than doubles generator power

- 2 -3x power output for an equivalent sized generator
- 2G HTS wire has very high current density advantage over copper, reducing volume and weight of generators
  - 4 Amps/sq mm (Copper) vs 400 Amps/sq mm(2G HTS Wire) - assuming 500A/cm for 2G HTS wire = 100X improvement
- Size reductions translate directly to cost savings
  - Reduces the amount of magnetic steel, structural steel and copper coils required

Wind Turbines – generator weight sets power per tower – the larger the turbine the higher the Return on Investment (ROI)

- Trend towards larger, taller, >10MW class rotating machines potentially enabled by HTS *(Emerging Energy Research, 2009)*
- "A 10% increase in tower height creates a 33% increase in available energy." *(DOE 20% Wind by 2030 Report, 2009)*


Current Design
Permanent Magnet
200 tons
Future Design
Fully Superconducting
70 tons

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STI SUPERCONDUCTOR TECHNOLOGIES INC.

Future Target Market - Wind Turbines

10 MW Wind Turbine



Rotor Blade 160m+
Control System /Power Electronics
Nacelle Enclosing
Generator
Drivetrain/Gearbox
Tower

U.S. Onshore/Offshore Wind Power Growth



Onshore
Offshore
Cumulative installed Capacity (GW)
300
150
0
2000
2006
2012
2018
2025
2030

Source: DOE 20% Wind by 2030 Report, 2009

Wind Turbine Cost ~ $16-20M



Rotor Blade
Tower
Generator
2G HTS Wire

2G HTS Wire represents just a small portion of the overall turbine cost

We believe the HTS wind turbine opportunity provides the largest potential demand for 2G HTS wire

- More than 300 kilometers (km) of 2G HTS wire required per 10 MW wind turbine *Source: Superconducting Wind Turbine Generators, A B Abrahamsen and N Mijatovic, Superconducting Science and Technology, v **23** (2010) 034019 (8pp)*
- Rapid increase in annual demand for greater than 5 MW offshore wind turbines is expected:
  - 270 - 540 units/yr in 2016 grows to 530-1060 units/yr in 2020 *Source: Emerging Energy Research – Offshore Wind Report, 2010*
  - Estimated 81,000 kilometers of 2G HTS wire/yr in 2016
- We believe that the Total Addressable Market (TAM) expected to exceed $1B by 2016

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STI SUPERCONDUCTOR TECHNOLOGIES INC.

8 Benefits of Fault Current Limiter (FCL): Superconducting properties provide unique benefits fit for this application Protect the electrical grid from damaging fault currents and blackouts While invisible to the grid, FCL's provide immediate response to multiple faults Current barrier to commercial success: Current FCL designs utilize First Generation (1G) superconducting wire which operates at 30 Kelvin (K) Cooling systems are unreliable and need periodic maintenance Gradual technology transition expected - 30K ->> 65K ->> 77K We believe that approximately 250,000 substations exist worldwide Fault Current Limiter (FCL) (c)2010 Superconductor Technologies Inc. All Rights Reserved. 8

STI 2G HTS Wire Initial Roadmap Aligns with Market Demand

We are developing three unique 2G HTS wire designs which address applications with unmet customer demand:

1. Power Cable (AC) – DOE Projects
2. Fault Current Limiter (FCL)
3. Wind Turbine (Generator)

Applications	Market	
	Deployment	Commercial Market
Power Cables (AC) – DOE Projects	**2012**	**Emerging**
FCL (Fault Current Limiter)	**2012**	**Emerging**
Wind Turbine (Generator)	**2016**	**Emerging/ Displacement**
Industrial Motors and Generators	2016	Displacement
MRI	2016	Displacement
Smart Grid, DC Power Cables	2017	Emerging

We believe that customer demand through 2011 will continue to exceed availability of HTS wire provided by American Superconductor (AMSC), SuperPower, and Sumitomo (1G)

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STI SUPERCONDUCTOR TECHNOLOGIES INC.

10 (c)2010 Superconductor Technologies Inc. All Rights Reserved. 10 Platter vs. Drum Vacuum Chamber Y, Ba, Cu Sources Adapted HTS Deposition Process

(c)2010 Superconductor Technologies Inc. All Rights Reserved. 11 We believe that STI's 2G HTS Wire can have a clear cost and performance advantage for the following reasons: Inexpensive substrate material Reduced number of template buffer layers - simple and repeatable Lower direct cost on raw materials Reduced number of deposition process steps - reduced runtime, high yield High throughout, large HTS growth area Lower cap-ex cost than alternative methods 11 11 11 11 SDP IBAD/epi MgO RCE-CDR 2G HTS Wire Engineered for Low Cost Solution Deposition Planarization (SDP) Ion Beam Assisted Deposition (IBAD) Reactive Coevaporation - Cyclic Deposition and Reaction (RCE-CDR)

12 (c)2010 Superconductor Technologies Inc. All Rights Reserved. 12 HTS deposition is the largest component of the total cost Need a high-yield, high-quality, high-throughout, low materials and low labor cost HTS process Current market price for 2G HTS Wire - 200 Amp wire $50/m or $250/kA-m in volume for large DOE projects in 2011/2012 (DOE HTS Roadmap Meeting 1/2010) Source: Los Alamos Notional Laboratory (LANL) Current 2G HTS Wire Cost Curve Limits Commercialization Source: SuperPower, CCA, 2008 Source: American Superconductor, DOE HTS Peer Review, 2008

13 (c)2010 Superconductor Technologies Inc. All Rights Reserved. 13 Focus on improving margins Metal-Organic Deposition (MOD), Metal-Organic Chemical Vapor Deposition (MOCVD) and Pulsed Laser Deposition (PLD) implemented and studied before being abandoned in 2003 RCE/CDR improved yield to 95% 80% cost reduction achieved with process improvements MgO: MOD and MOCVD R&D MgO: PLD MgO: RCE-CDR Sapphire: RCE-CDR 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 1999 1998 Mid 90's 140% 120% 100% 80% 60% 40% 20% 0% Wafer Cost 80% Cost Reduction 3X Cost Estimate STI HTS Wafer Cost Reduction Over Time

Phased 2G HTS Wire Factory Expansion Plan

Prototype Systems – Phase I – 2010/11

- Class 10,000 clean room - **2,000 sq ft**
- Gen 0 – 2G HTS Wire, IBAD, SDP equipment
- New characterization equipment

Wire Volume Production – Phase II – 2011/12

- Class 10,000 clean room - **5,000 sq ft**
- Gen 1 production units – 2G HTS Wire, IBAD, SDP, slitting and lamination equipment
- Projected capacity: 1,500 Km of 4mm wire per year

Facilities support

- $25M investment in manufacturing facilities since 2000
- Class 100-10,000 clean rooms, industrial power distribution, de-ionized water/air filtration, liquid & gas nitrogen delivery system



Entrance

Superconductor Technologies
Corporate Headquarters
Santa Barbara, CA
70,000 sq ft

STI SUPERCONDUCTOR TECHNOLOGIES INC.

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©2010 Superconductor Technologies Inc. All Rights Reserved.

(c)2010 Superconductor Technologies Inc. All Rights Reserved. 15 Q1 - 2010 Revenue 2009 Revenue Dollars in millions STI Financial Highlights

(c)2010 Superconductor Technologies Inc. All Rights Reserved. 16 16 16 16 16 Jeff Quiram Bob Hammond Terry White Bob Johnson Adam Shelton Tom Giunta Bill Buchanan President & CEO SVP, CTO VP Worldwide Sales SVP, Operations VP, Product Management & Marketing VP, Engineering CFO Management Team

Leverage extensive IP and manufacturing expertise to develop 2G HTS wire for large emerging markets Wind Turbines, Industrial Motors and Generators, FCL, High Power Transmission Cables TAM estimated for 2G HTS wire exceeds $1B by 2016 Engaged with industry leading customers for each application STI's roadmap milestones pegged to customer requirements Leverage Commercial Success with HTS Recognized leading expertise in RCE-CDR technology provides a strong competitive advantage RCE-CDR offers a leading scalable and cost effective solution to meet the stringent needs of these emerging markets 17 (c)2010 Superconductor Technologies Inc. All Rights Reserved. Summary